Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Office	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

   1ST CENTURY BANCSHARES ANNOUNCES ANNUAL MEETING RESULTS

– All Board-Nominated Directors Elected, Independent Auditors Ratified –

  – Stockholders Overwhelmingly Reject Palisair’s Bid for Board Seat –

LOS ANGELES – May 30, 2008 – 1st Century Bancshares, Inc. (OTCBB:FCTY), the holding company of 1st Century Bank, N.A., today announced results of its annual meeting of stockholders, conducted May 29, 2008.

Stockholders elected all board-nominated directors, including two new directors, Eric M. George and Nadine Watt.

Stockholders resoundingly rejected the nomination of Zachary James Cohen to be elected to 1st Century Bancshares’ board of directors.  Excluding the shares owned by Palisair Capital Partners LLP, Cohen received approximately one percent of the outstanding shares of 1st Century Bancshares, Inc.

“The results of the vote reflect a clear message that our stockholders support management’s and the board’s continued strategic direction of prudently building a solid financial institution.  We are extremely proud of our performance.  We have a very solid balance sheet and are well positioned to take advantage of appropriate growth opportunities resulting from these unusual economic times,” said Alan I. Rothenberg, Chairman and Chief Executive Officer of 1st Century Bancshares, Inc.  “We thank our stockholders for their tremendous support.”

Stockholders also ratified the appointment of Perry-Smith LLP as 1st Century Bancshares, Inc.’s independent registered public accounting firm for the year ending December 31, 2008.  Biographies of all directors are available on the company’s website, www.1stcenturybank.com, and in its proxy statement filed with the Securities and Exchange Commission.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

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Safe Harbor Statement

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, the Company’s ability to take advantage of appropriate growth opportunities, navigate the difficult banking environment and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.